Exhibit 99.12

Partners
Darren Loo Hee Guan
Selma Enolil Mustapha

Legal Assistants
James Tan Jiin Jou
Alvin Lim Hwa Yee
Luqman Harith Hazimi

Date	:	17 September 2025
Our ref	:	DL/SEM/CC2405-920
Your ref	:

ULTRATREX INC.

220 Orchard Road

Unit 05-01, Midpoint Orchard
Singapore 238852

Attention: Mr. Wong Kok Seng

Dear Sirs

LEGAL OPINION ON MALAYSIAN LAW

We refer to the above matter and the proposed offering and listing of 1,250,000 Class A ordinary shares, par value US$0.0001 per share of Ultratrex Inc. (“IPO Shares”) on the Nasdaq Capital Market.

1.	Background

1.1	Our firm, Enolil Loo is registered with the Malaysian Bar in accordance with Section 85(1) of the Malaysian Legal Profession Act, 1976. All our partners and lawyers are admitted to the High Court in Malaya and are qualified Malaysian law practitioners. We have been requested to issue this legal opinion (“Opinion”) in our capacity as the Malaysian legal counsel to Ultratrex Inc, a company incorporated under the laws of Cayman Islands (“Company”), in connection with the proposed initial public offering of the IPO Shares (“Offering”) and the proposed listing of the same on Nasdaq Capital Market (“Listing”).

1.2	This Opinion is given to the Company solely for its benefit in respect to: (a) the Offering, as further described in the Company’s registration statement on Form F-1 with Registration No. 333-290101, including all amendments and/or supplements thereto (“Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, in relation to the Offering; and (b) the Listing.

2.	Scope of Legal Opinion

2.1	This Opinion is only about the laws of general application in Malaysia as at the date hereof and is given on the basis that the Opinion will be governed by and construed in accordance with the laws and regulations of Malaysia.

Areas of Practice
Capital Markets • Mergers & Acquisitions • Corporate & Commercial • Banking & Finance • Real Estate & Trust Contact:
M-2-9 Plaza Damas 60 Jalan Sri Hartamas 1 Sri Hartamas 50480 Kuala Lumpur Malaysia
telephone +603 6203 2381 fax +603 6203 2359 email excel@enolil-loo.com

2.2	We have made no investigation of, and do not express or imply any views on, the laws of any country other than Malaysia or on matters which are not related to the legal matters in Malaysia.

2.3	Without prejudice to the foregoing:

(a)	We express no opinion on the following:

(i)	Any taxation laws of any jurisdiction;

(ii)	The effect of any systems of law (other than Malaysian law) even in cases where, under Malaysian Law, any foreign law should be applied, and we therefore assume that any applicable law (other than Malaysian law) would not affect or qualify the opinion as set out below; and

(iii)	On matters of fact and/or commercial matters;

(b)	This opinion speaks as of the date hereof, no obligation is assumed to update this Opinion or to inform any person of any changes of law or other related matters (including matters of fact) coming to our knowledge and occurring after the date hereof, which may, affect this Opinion in any way.

3.	Opinion

Based on the foregoing and subject to the qualifications herein, we are of the opinion that:

All statements found in the Registration Statement under the headings ‘Risk Factors’, ‘Enforceability of Civil Liabilities’, ‘Business’ and ‘Regulatory Environment,’ insofar as such statements describe, pertain or summarize Malaysian laws or proceedings, are true and accurate in all material respects, and fairly present and summarize in all material respects the said Malaysian laws or proceedings without any material omissions that could render them misleading. The disclosures featuring our viewpoints in the Registration Statement under the ‘Risk Factors’, ‘Enforceability of Civil Liabilities’, ‘Business’ and ‘Regulatory Environment’ sections, to the extent that they pertain to Malaysian laws are indeed expressions of our professional opinions.

4.	Qualifications

Our Opinion is subject to the following qualifications:

(a)	We have relied on the truth, accuracy and completeness of factual statements or representations provided to us by the directors, officers, or representatives of Ultratrex Machinery Sdn Bhd (“Ultratrex Malaysia”) as well as the Company, including their consultants, advisers and service providers. These statements may have been conveyed orally or in writing and pertain to matters concerning both the Company and Ultratrex Malaysia; and

Areas of Practice
 Capital Markets • Mergers & Acquisitions • Corporate & Commercial • Banking & Finance • Real Estate & Trust
Contact:
M-2-9 Plaza Damas 60 Jalan Sri Hartamas 1 Sri Hartamas 50480 Kuala Lumpur Malaysia
telephone +603 6203 2381 fax +603 6203 2359 email excel@enolil-loo.com website www.enolil-loo.com

(b)	This Opinion is strictly limited to the matters expressly stated herein and does not extend by implication to any other matters.

5.	Purposes

This Opinion is specifically intended for the Company’s exclusive benefit and is applicable solely in the context of the Offering. It is crucial to understand that this Opinion:

(a)	should not be relied upon, or utilised by any other individual and/or entity for any purpose beyond what is outlined in paragraph 6 below; and

(b)	this Opinion must not be disclosed to any person, except the Company’s affiliates and/or legal advisors. It should not be quoted or referenced in any public document, submitted to any government, regulatory agency, stock exchange, or any other individual without our explicit prior written consent, except as outlined in paragraph 7 below.

6.	Liability

6.1	For the avoidance of doubt, this Opinion is not to be relied upon by anyone apart from the Company. We do not assume any responsibility and/or liability towards any other individual and/or entity, even if the Company has shared a copy of our Opinion with another person, as long as it was done without our prior written consent.

6.2	Nevertheless, subject to the constraints imposed by applicable laws and regulations, the Company is permitted to rely on this Opinion under the condition that our total aggregate liability concerning the matters discussed in this Opinion is restricted to the total net fees we received in connection with the Listing.

7.	Consent

We hereby consent to the utilisation of this Opinion in the Registration Statement, and we also authorise its filing as an exhibit therein. In addition, we consent to the inclusion of references to our name within the said Registration Statement.

Yours faithfully

Selma Enolil Mustapha
Partner, ENOLIL LOO

Areas of Practice
 Capital Markets • Mergers & Acquisitions • Corporate & Commercial • Banking & Finance • Real Estate & Trust
Contact:
M-2-9 Plaza Damas 60 Jalan Sri Hartamas 1 Sri Hartamas 50480 Kuala Lumpur Malaysia
telephone +603 6203 2381 fax +603 6203 2359 email excel@enolil-loo.com website www.enolil-loo.com